Exhibit 10.2

DUPONT FABROS TECHNOLOGY, INC.

2012 LONG TERM INCENTIVE COMPENSATION PLAN

The DuPont Fabros Technology, Inc. Long Term Incentive Compensation Plan (the “LTIP”) was adopted effective February 23, 2012, by the Compensation Committee of the Board of Directors (the “Committee”) of DuPont Fabros Technology, Inc., a Maryland corporation (the “Company”) to provide equity-based awards to those employees of the Company and its subsidiaries who are in a position to contribute to the achievement by the Company and its subsidiaries of significant improvements in profit performance and growth. Awards under the LTIP may take the form of awards of shares of restricted common stock of the Company (“Restricted Stock”), nonqualified options to purchase shares of common stock of the Company (“Stock Options”) and performance-vesting stock units (“Performance Units”). Awards under the LTIP are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code, and the LTIP shall be interpreted and administered in a manner consistent with that intent.

The LTIP shall be administered by the Committee. The Committee shall have full power and authority to administer and interpret the LTIP and any awards made under the LTIP, and its interpretations shall be conclusive and binding on all persons. The Committee’s power and authority shall include, without limitation, the authority to adopt and periodically review such rules and regulations as it deems necessary or advisable in order to properly carry out the provisions and purposes of the LTIP.

All salaried employees of the Company shall be eligible to participate in the LTIP. The Chief Executive Officer of the Company (the “CEO”), subject to the approval of the Compensation Committee, shall designate the specific employees who will participate in the LTIP (each, a “Participant”) and establish the amount and form of each Participant’s awards. The Compensation Committee shall establish the amount and form of awards for the CEO.

Awards shall be made on or about February 23, 2012. The form of each award shall be as follows:

•	For an employee below the senior vice president level, one hundred percent (100%) of the award shall be in the form of Restricted Stock;

•	For an employee at the senior vice president level, one-half ( 1/2) of the award shall be in the form of Restricted Stock and one-half ( 1/2) of the award shall be in the form of Stock Options;

•

For employees at the executive vice president level, one-third ( 1/3) of the award shall be in the form of Restricted Stock, one-third ( 1/3) of the award shall be in the form of Stock Options, and one-third ( 1/3) of the award shall be in the form of Performance Units; and

•	For the CEO, one-half ( 1/2) of the award shall be in the form of Stock Options and one-half ( 1/2) of the award shall be in the form of Performance Units.

The dollar value of each award (or portion of an award) shall be converted into a number of shares of Restricted Stock, Stock Options and Performance Units on the award date as follows:

•	The dollar value of an award (or portion of an award) that is in the form of Restricted Stock shall be converted into Restricted Stock using a price per share of $22.53;

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The dollar value of a portion of an award that is in the form of Stock Options shall be converted into stock options using a Black-Scholes value of $5.79 (based on a dividend yield of 2.22%, an expected life of 4 years, a stock and exercise price of $22.57, 38.8% volatility, and a risk free interest rate of 0.64%. The exercise price of each Stock Option shall equal the closing price of a share of common stock of the Company on the date of the award; and

•	The dollar value of an award (or portion of an award) that is in the form of Performance Units shall be converted into Performance Units, using a price per share of $22.53.

Awards of Restricted Stock and Stock Options shall vest over three (3) years, with one-third of each such portion vesting on March 1, 2013, an additional one-third on March 1, 2014, and the remaining one-third on March 1, 2015, in each case only if the Participant remains in continuous Service from the Grant Date through such applicable vesting date.

Awards of Performance Units shall vest if (a) the Participant remains in continuous Service from the Grant Date until March 1, 2015, and (b) the Total Shareholder Return of the Company’s Common Stock for the Performance Period, meets or exceeds the return of the MSCI US REIT Index for the 3-year performance period, as such terms are defined by and such criteria are established by the Committee and set forth in the applicable award agreement.

The CEO (or Committee) may include additional terms in an individual award agreement relating to the effect of a change in control of the Company or early termination of the Participant’s employment with the Company.

The selection of an employee as a Participant shall not confer any right on the employee to receive an award under the LTIP or to continue in the employ of the Company or limit in any way the right of the Company to terminate such Participant’s employment at any time.

The Board of Directors may amend, suspend or terminate the LTIP at any time.

The LTIP and any awards under the LTIP shall be governed by the laws of the State of Maryland.